EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

SEPTEMBER 25, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY

COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 25, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.06 per share quarterly dividend that will be paid on October 16, 2006 to common shareholders of record on October 2, 2006. Chesapeake has approximately 435 million common shares outstanding. In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

Chesapeake Energy Corporation

Preferred Stock Dividend Declaration

	Cumulative Convertible Preferred Stock
	5% (2003)	4.125%	5% (2005)	4.50%	5% (2005B)	6.25%
NYSE Symbol	CHK Pr B	N/A	N/A	CHK Pr D	N/A	CHK Pr E
Date of Issue	Nov. 18, 2003	Mar. 30, 2004	April 19, 2005	Sept. 14, 2005	Nov. 8, 2005	June 30, 2006
Registered CUSIP	165167800	165167875	165167859	165167842	165167826	165167818
144A CUSIP	N/A	165167883	165167867	N/A	165167834	N/A
Par Value per Share	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	38,625	3,065	4,600,000	3,450,000	5,750,000	2,300,000
Liquidation Preference per Share	$100	$1,000	$100	$100	$100	$250
Record Date	Nov. 1, 2006	Dec. 1, 2006	Oct. 2, 2006	Dec. 1, 2006	Nov. 1, 2006	Dec. 1, 2006
Payment Date	Nov. 15, 2006	Dec. 15, 2006	Oct. 16, 2006	Dec. 15, 2006	Nov. 15, 2006	Dec. 15, 2006
Amount per Share	$1.25	$10.3125	$1.25	$1.125	$1.25	$3.90625

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.